UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 8, 2008

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Change in Commitment Consideration and Extension of the Termination Date

Realogy Corporation (the “Company”) announced that it was amending the terms of its pending invitations (the “Invitations”) for commitments of up to $500,000,000 aggregate principal amount of new second lien incremental term loans (the “Second Lien Incremental Term Loans”) under the Company’s existing Credit Agreement, dated April 10, 2007, among the Company, as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto. Eligible holders who make their commitments on or prior to the Termination Date (as defined below) will be required to fund each $100,000 principal amount of commitments accepted by the Company by delivering the same aggregate principal amount of existing notes (the “Existing Notes”) as holders who made their commitments on or prior to 5:00 p.m., New York City time, on Wednesday, November 26, 2008 (the “Early Commitment Date”). Prior to the amendment, holders submitting commitments after the Early Commitment Date were required to deliver a higher aggregate principal amount of Existing Notes to fund the same amount of commitments. In addition, eligible holders of the Company’s 10.50% Senior Notes due 2014 (the “Senior Cash Notes”) and 12.375% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes”) that participate in the Invitation at any time on or prior to the Termination Date will be entitled to receive accrued and unpaid interest (up to, but not including, the Closing Date (as defined below)) in cash on such Existing Notes delivered in connection with a commitment that is accepted by the Company.

Pursuant to the amendment, for each $100,000 principal amount of commitments accepted by the Company, eligible holders that participate in the Invitations at any time on or prior to the Termination Date will be required to deliver $277,477.48 aggregate principal amount of Senior Subordinated Notes, $198,709.68 aggregate principal amount of Senior Cash Notes or $212,030.08 aggregate principal amount of the Company’s 11.00%/11/75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes”).

The Company also announced that the Invitations have been extended and will now terminate at midnight, New York City time, on December 19, 2008, unless further extended or earlier terminated by the Company (the “Termination Date”). The closing for the Second Lien Incremental Term Loans is still expected to occur on December 23, 2008 (the “Closing Date”).

As previously announced, the Company has received approximately $237.1 million total aggregate principal amount of commitments for the Second Lien Incremental Term Loans. As consideration for such commitments, the Company has validly received approximately $181.0 million aggregate principal amount of Senior Subordinated Notes, approximately $327.6 million aggregate principal amount of Senior Cash Notes and approximately $14.8 million aggregate principal amount of Senior Toggle Notes.

Commitments may no longer be rescinded, and Existing Notes that have been or will be delivered may not be withdrawn. The order of acceptance of commitments will be solely determined according to the Acceptance Priority Levels described in the Confidential Information Memorandum and commitments delivered by the Early Commitment Date will have no priority in acceptance over commitments delivered on or after the Early Commitment Date.

The Company’s obligation to accept any commitments, and the Existing Notes delivered to fund such commitments, is set forth in the confidential information memorandum dated November 13, 2008, as supplemented (the “Confidential Information Memorandum”), relating to the Invitations and the related Commitment Letter and Note Delivery Letter. Documents relating to the Invitations have been and will only be distributed to holders of Existing Notes who confirm their eligibility. The Invitations are made only by, and pursuant to, the terms and conditions set forth in the Confidential Information Memorandum, and the information in this Current Report on Form 8-K is qualified by reference to the Confidential Information Memorandum and the related Commitment Letter and Note Delivery Letter. Except as otherwise described above, all of the terms of the Invitations remain the same as described in the Confidential Information Memorandum. Subject to applicable law, and as permitted under the terms of the Invitations, the Company may amend, extend or terminate the Invitations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull
Executive Vice President, Chief Financial Officer and Treasurer

Date: December 8, 2008

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